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Meritor Realigns Operating Segments to Drive Long-Term Strategic Objectives

TROY, Mich., (Jan. 18, 2018) – Meritor, Inc. (NYSE: MTOR) today announced a realignment of its operating segments to further drive its long-term strategic objectives while also assigning new responsibilities as part of Meritor’s commitment to leadership development. This realignment is effective immediately and includes the following appointments:

Joseph Plomin has been appointed senior vice president and president, Aftermarket & Trailer and Quality. Since January 2014, he served as senior vice president and president, International, at Meritor. Plomin will leverage his significant aftermarket experience from managing aftermarket activities successfully at other companies as Meritor builds on the foundation now established to grow its Aftermarket business.

Robert Speed has been appointed senior vice president and president, Industrial, Engineering and Procurement. Since April 2015, he served as senior vice president and president, Aftermarket & Trailer and Chief Procurement Officer at Meritor. Speed will bring his leadership expertise to some of our highest long-term potential growth businesses, including China, Off-Highway, Specialty and Components, as well as oversight of engineering activities, as the company increases its pace of product launches.

Chris Villavarayan has been appointed senior vice president and president, Global Truck. Since February 2014, he served as senior vice president and president, Americas, for Meritor. This new role recognizes the increasingly global nature of the on-highway OE customer base and enables Villavarayan to apply his proven management approach to Meritor’s global truck business.

“As we continue to successfully execute on our M2019 priorities, we believe that realigning our operating segments will further drive our long-term strategic objectives while also providing leadership development opportunities for our business presidents,” said Jay Craig, CEO and president. “Joe, Rob and Chris are highly experienced leaders and have played an important role in our transformation over the past several years. We are confident that they will bring their unique strengths to these roles as we continue to focus on growth and shareholder return.”

Biographical Information:

Joseph Plomin, Senior Vice President and President, Aftermarket & Trailer and Quality

Joseph Plomin served as senior vice president and president, International, at Meritor since January 2014. He joined Meritor in 2007 as vice president, Truck Americas, focusing on developing, selling and serving OEM and fleet customers in North and South America. Before joining Meritor, Plomin was president of the Electrical Division at Remy International. Prior to that, he was senior vice president and general manager of Remy International’s Heavy Duty business unit. As president of Stewart Warner Instruments, he was responsible for global sales, marketing and product line leadership. Plomin holds a Bachelor of Arts degree in economics from Knox College in Galesburg, Illinois.

Robert Speed, Senior Vice President and President, Industrial, Engineering and Procurement

Before assuming his current duties, Robert Speed served as senior vice president and president, Aftermarket & Trailer and Chief Procurement Officer at Meritor since April 2015. Before that, he was vice president, Global Purchasing, and previously had responsibility for facilities and environmental health and safety functions. He also served as managing director of Meritor’s Australia operations and held various executive-level positions in finance and other areas within Meritor. He joined Meritor in 2005 as manager of capital markets. Prior to joining Meritor, Speed was director of Finance & Administration at NOP Automotive Worldwide. He also held positions at Peter Securities LLC and First of America Bank. He holds a bachelor’s degree in finance from Ferris State University and a Master of Business Administration from the University of Michigan’s Stephen M. Ross School of Business.

Chris Villavarayan, Senior Vice President and President, Global Truck

Prior to his current position, Chris Villavarayan was senior vice president and president, Americas for Meritor since February 2014. Before that, he served as vice president, Global Manufacturing and Supply Chain Management. In that position, he was responsible for global manufacturing operations, increasing results-based lean initiatives, improving the supply chain and logistics network and focusing on standardization and process excellence. Prior to that, Villavarayan was managing director for Meritor’s operations in India, where he lived for two years. During that time, he led Meritor Heavy Vehicle Systems (India) Ltd., a joint venture with the Kalyani Group in Mysore, India. Prior to that, he was general manager, Operations Planning and Strategy, Meritor. Villavarayan joined Meritor in June 2000. He holds a Bachelor of Science in engineering from McMaster University in Hamilton, Ontario, Canada.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,200 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.